Exhibit 4.21

RENREN INC.

SHENG JIAN BAO LIMITED

WOLE INC.

SECURITYHOLDERS’ REPRESENTATIVE

MERGER AGREEMENT

Dated as of September 27, 2011

TABLE OF CONTENTS

ARTICLE I THE MERGER		2
1.1	THE MERGER	2
1.2	CLOSING	2
1.3	EFFECTIVE TIME	2
1.4	EFFECT OF THE MERGER	2
1.5	MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION	3
1.6	DIRECTORS AND OFFICERS	3

ARTICLE II PURCHASE PRICE; PAYMENT		3
2.1	MERGER CONSIDERATION; TRANSACTION EXPENSES	3
2.1.1	Merger Consideration	3
2.1.2	Transaction Expenses	3
2.2	EFFECT ON COMPANY’S SECURITIES	3
2.2.1	Shares of Merger Sub	3
2.2.2	Conversion of Company Securities	3
2.2.3	Payment Procedures	4
2.2.4	Appraisal Rights	5
2.3	ESCROW	5

ARTICLE III REPRESENTATIONS AND WARRANTIES		5
3.1	REPRESENTATIONS AND WARRANTIES OF COMPANY	5
3.1.1	Organization, Standing, and Power	6
3.1.2	Capital Structure	6
3.1.3	Authority	7
3.1.4	Consents and Approvals	8
3.1.5	Financial Statements	8
3.1.6	No Defaults	9
3.1.7	Litigation	9
3.1.8	No Material Adverse Change	9
3.1.9	Absence of Undisclosed Liabilities	9
3.1.10	No Violations	9
3.1.11	Employees	10
3.1.12	Employee Benefit Plans	10
3.1.13	Real Property; Leases	10
3.1.14	Customers and Suppliers	11
3.1.15	Material Contracts	11
3.1.16	Taxes	12
3.1.17	Technology and Intellectual Property Rights	13
3.1.18	Vote Required	16
3.1.19	Brokers’ and Other Fees	16
3.1.20	Insurance	16
3.1.21	Accounts Receivable	16
3.1.22	Personal Property	17
3.1.23	Guarantees and Suretyships	17
3.1.24	Certain Transactions	17
3.1.25	Disclosure	17
3.1.26	Reliance	17
3.2	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	17
3.2.1	Organization; Standing and Power	17
3.2.2	Authority	18
3.2.3	Consents and Approvals; No Violations	18
3.2.4	Disclosure	18
3.2.5	Reliance	18

ARTICLE IV COVENANTS OF COMPANY		18
4.1	CONDUCT OF BUSINESS	19
4.1.1	Ordinary Course	19
4.1.2	Exclusivity; Acquisition Proposals	20
4.2	BREACH OF REPRESENTATIONS AND WARRANTIES; NOTIFICATION; ACCESS TO INFORMATION	20
4.3	CONSENTS AND NOTICES	21
4.4	COMMERCIALLY REASONABLE EFFORTS	21

4.5	TAX RETURNS	21
4.6	DELIVERIES	21
4.7	SUPPLEMENTS TO COMPANY DISCLOSURE SCHEDULE	21
4.8	SHAREHOLDER APPROVAL	21
4.9	AUDIT SERVICES	21

ARTICLE V COVENANTS OF PARENT AND MERGER SUB		21
5.1	BREACH OF REPRESENTATIONS AND WARRANTIES	21
5.2	COMMERCIALLY REASONABLE EFFORTS	22
5.3	CONSENTS AND NOTICES	22
5.4	APPROVAL	22

ARTICLE VI ADDITIONAL AGREEMENTS		22
6.1	CONFIDENTIALITY AGREEMENT	22
6.2	EXPENSES	22
6.3	FURTHER ASSURANCES	22
6.4	PUBLIC ANNOUNCEMENTS	22
6.5	EMPLOYEE MATTERS	22

ARTICLE VII CONDITIONS PRECEDENT		23
7.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE TRANSACTIONS	23
7.1.1	Consents	23
7.1.2	No Order	23
7.1.3	Shareholder Approval	23
7.2	CONDITIONS TO OBLIGATIONS OF PARENT	23
7.2.1	Representations and Warranties of Company	23
7.2.2	Performance of Obligations of Company	23
7.2.3	No Company Material Adverse Effect	24
7.2.4	Legal Action	24
7.2.5	Resignations	24
7.2.6	Required Consents and Notices	24
7.2.7	Escrow Agreement	24
7.2.8	Deliveries	24
7.2.9	Certain Employees	24
7.2.10	Noncompetition Agreements	24
7.2.11	Opinions	24
7.2.12	Holdback Agreement	24
7.2.13	Release of Security Interests	24
7.2.14	Incentive Plan and Options	24
7.2.15	Appraisal Rights	24
7.2.16	Loans	24
7.3	CONDITIONS TO OBLIGATION OF COMPANY	25
7.3.1	Representations and Warranties of Parent and Merger Sub	25
7.3.2	Performance of Obligations of Parent	25
7.3.3	Escrow Agreement	25
7.3.4	Noncompetition Agreement	25
7.3.5	Parent and Merger Sub Approvals	25

ARTICLE VIII INDEMNIFICATION		25
8.1	INDEMNIFICATION RELATING TO AGREEMENT	25
8.2	THIRD PARTY CLAIMS	26
8.3	TAX CONTESTS	26
8.4	TIME LIMIT	26
8.5	LIMITATIONS	26
8.6	EXCLUSIVE REMEDY	27
8.7	STRADDLE PERIOD	27

ARTICLE IX TERMINATION, AMENDMENT, AND WAIVER		27
9.1	TERMINATION	27
9.2	EFFECT OF TERMINATION	28

ARTICLE X GENERAL PROVISIONS		28
10.1	NOTICES	28
10.2	INTERPRETATION	29
10.3	COUNTERPARTS	29

iii

10.4	ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	29
10.5	GOVERNING LAW	30
10.6	AMENDMENT	30
10.7	SUCCESSORS AND ASSIGNS	30
10.8	SPECIFIC PERFORMANCE	30
10.9	SEVERABILITY	30
10.10	SUBMISSION TO JURISDICTION	30
10.11	WAIVER OF JURY TRIAL	30
10.12	SECURITYHOLDERS’ REPRESENTATIVE	31

LIST OF EXHIBITS AND SCHEDULES

Exhibit 7.2.12	Holdback Agreement
Company Disclosure Schedule
Schedule 2.2.2	Allocation Determinations
Schedule 4.3	Consents and Notices

INDEX OF DEFINED TERMS

2011 Balance Sheet	8
affiliate	29
Agreement	2
Allocation Determinations	7
Appraisal Shares	5
business day	29
Cayman Registrar	2
Certificate	4
Charter Documents	6
Closing	2
Closing Date	2
Companies Law	2
Company	2
Company Disclosure Schedule	5
Company Intellectual Property	14
Company Lease	11
Company Licensed Intellectual Property	14
Company Material Adverse Effect	6
Company Options	6
Company Ordinary Share	3
Company Owned Intellectual Property	14
Company Preferred Shares	4
Company Securities	7
Company Securityholders	2
Company Series A Preferred Shares	4
Company Series A Share	3
Company Series A1 Share	4
Company Series A2 Share	4
Company Series B Preferred Share	4
Company Shareholder Approval	16
Company Shares	6
Confidentiality Agreement	22
Contract	8
Contracts	3
Conversion Payment	4
Debt	8
Disbursing Agent	4
Effective Time	2
Employees	19
Encumbrance	6
Escrow Agent	5
Escrow Agreement	5
Escrow Amount	5
Escrow Fund	5
Estimated Expenses	3
Excluded Representations	26
Exclusivity Period	20
Financial Statements	8
Fraud	26
GAAP	3
Governmental Consent	8
Governmental Entity	8
Incentive Plan	6
include, includes, including	29
Indemnifiable Amounts	25
Indemnified Persons	31
In-License	14
Intellectual Property	13
Intellectual Property Rights	13
know, knowledge of	29
Law	1
Letter of Transmittal	4
Liabilities	9
Litigation Threshold	27
Material Contracts	11
Merger	2
Merger Consideration	3
Merger Documents	2
Merger Sub	2
Merger Sub Shareholder Approval	18
Parent	2
Parent Material Adverse Effect	18
Payment Fund	4
Person	29
Policies	16
Pre-Closing Period	25
Products	9
Reciprocal License	14
Register	3
Representatives	17
Restricted Transaction	20
Retention Pool	22
Returns	12
Securityholder Representation Letter	24
Securityholders’ Representative	2
Services	8

iv

Significant Customer	10
Significant Supplier	10
Straddle Period	26
subsidiary, subsidiaries	28
Surviving Company	1
tax, taxes	28
Technology	12
Third Party Claim	25
Threshold Amount	25
Transaction Expenses	2
Transactions	2
Violation	7
without limitation	28

v

MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated September 27, 2011, is by and among Renren Inc., a Cayman Islands exempted company limited by shares (“Parent”); Sheng Jian Bao Limited, a Cayman Islands exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”); Wole Inc., a Cayman Islands exempted company limited by shares (“Company” or “Surviving Company”, as the context requires); and Shareholder Representative Services LLC, a Colorado limited liability company (the “Securityholders’ Representative”) as agent and attorney-in-fact for the holders of Company Securities (as defined in Section 3.1.2(a)) (collectively, the “Company Securityholders”).

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                                       The Merger. Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, and in accordance with the Companies Law (2010 Revision) (as amended) (“Companies Law”), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company with Company continuing as the surviving company (“Surviving Company”) (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease pursuant to the provisions of the Companies Law.

1.2                                       Closing. The closing of the Merger (“Closing”) will take place as soon as practicable, but in any event no later than two business days after satisfaction or waiver of the last to be fulfilled of the conditions in Article VII, at the Beijing offices of K&L Gates LLP, unless another date or place is agreed to in writing by Parent and Company (the date on which the Closing occurs is referred to as the “Closing Date”). The targeted Closing Date is October 27, 2011 or such other date after the last to be fulfilled of the conditions in Article VII has been satisfied or waived.

1.3                                       Effective Time. At the time of Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by (a) filing with the Registrar of Companies of the Cayman Islands (“Cayman Registrar”) such documents as may be required in accordance with the applicable provisions of the Companies Law or by any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree (“Law”) to make the Merger effective, including (i) the written plan of merger referred to in Section 233(3) of the Companies Law and (ii) a declaration by a director of Merger Sub and a director of Company made in accordance with Section 233(9) of the Companies Law (together the ‘Merger Documents”) and (b) making such other filings or recordings and taking such other actions as may be required in accordance with the applicable provisions of the Companies Law or by Law to make the Merger effective hereinafter; provided however, that the Merger shall by its terms become effective on the date that the applicable Merger Documents are registered by the Cayman Registrar or on such subsequent date as Parent and Company shall agree and specify in the Merger Documents in accordance with the Companies Law (the date and time upon which the Merger becomes effective being the “Effective Time”), but such Effective Time cannot be a date later than the 90th day after such registration.

1.4                                       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Companies Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property (including choses in action), rights, undertakings, goodwill, benefits, immunities, privileges, powers, and franchises of Merger Sub and Company shall vest in Surviving Company and all Liabilities of Merger Sub and Company shall become the Liabilities of Surviving Company. For the purposes of this Section 1.4, “Liabilities” means any and all mortgages, charges, or security interests and all Contracts, debts, liabilities, commitments, and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable, or otherwise, whenever or however arising (including, whether arising out of contract or tort, based on negligence or strict liability) and whether or not the same would be required by United States generally accepted accounting principles (“GAAP”) to be reflected in financial statements or disclosed in the notes thereto. For the purposes of this Section 1.4 and Section 3.1.15, “Contracts” means any agreement, contract, trust, indenture, instrument, note, deed, lease for personal property, license, obligation, arrangement, understanding, commitment, or undertaking (whether written or oral, whether express or implied, and whether formal or informal).

1.5                                       Memorandum of Association and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Surviving Company shall be amended and restated in their entirety pursuant to the Company Shareholder Approval (as defined in Section 3.1.18).

1.6                                       Directors and Officers. The directors and officers (if any) of Merger Sub immediately before the Effective Time shall be the directors and officers of Surviving Company in each case until their respective successors have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with Surviving Company’s memorandum of association and articles of association.

ARTICLE II

PURCHASE PRICE; PAYMENT

2.1                                       Merger Consideration; Transaction Expenses.

2.1.1                     Merger Consideration. The aggregate consideration to be paid by Parent in connection with the consummation of the Merger as Conversion Payments (as defined in Section 2.2.2(a)) shall consist of US$80,000,000 in cash less the Estimated Expenses (as defined in Section 2.1.2) (as adjusted, the “Merger Consideration”).

2.1.2                     Transaction Expenses. At least five business days before the expected Closing Date, Company shall prepare and furnish to Parent an estimate of Transaction Expenses (as defined below) as of the expected Closing Date (the “Estimated Expenses”). During the three business days after Parent’s receipt of such estimate, Parent shall notify Company of any objections thereto. If Parent does not notify Company of any such objections by the end of that three business day period, then such estimate shall be the basis for the Estimated Expenses for purposes of Section 2.1.1. If Parent does notify Company of any such objections by the end of such three business day period, Company and Parent shall use commercially reasonable efforts to resolve the disputed items as soon as possible, and in any event before the Closing Date. “Transaction Expenses” means any accrued but unpaid fees (including investment banking, accounting (including up to US$400,000 for the Audit Services as defined in Section 4.9), legal, financial advisory, and other professional fees), costs, expenses (excluding D&O insurance), in each case incurred by Company in connection with the transactions contemplated by this Agreement (the “Transactions”), including fees, costs, and expenses related to services provided by Zhong Lun Law Firm, Walkers, and China Renaissance Partners.

2.2                                       Effect on Company’s Securities. As of the Effective Time, by virtue of the Merger and without any action (except as provided in this Section 2.2) on the part of Merger Sub, Parent, Company, or any Company Securityholder or holder of options to purchase any of Company’s capital shares:

2.2.1                     Shares of Merger Sub. Each ordinary share, US$0.001 par value, of Merger Sub issued and outstanding immediately before the Effective Time, will be repurchased and cancelled, and one newly and validly issued, fully paid, and nonassessable ordinary share, US$0.001 par value of Surviving Company will be issued, and the register of members of Company (the “Register”) shall promptly be updated to reflect such conversion.

2.2.2                     Conversion of Company Securities.

(a)                                 Subject to Sections 2.3, each (a) ordinary share of Company, US$0.001 par value per share (“Company Ordinary Share”), (b) Series A convertible redeemable participating preferred share of Company, US$0.001 par value per share (“Company Series A Share”), (c) Series A1 convertible redeemable participating preferred share of Company, US$0.001 par value per share (“Company Series A1 Share”), (d) Series A2 convertible redeemable participating preferred share of Company, US$0.001 par value per share (“Company Series A2 Share”, and together with Company Series A Shares and Company Series A1 Shares, the “Company Series A Preferred Shares”), (e) Series B convertible redeemable participating preferred share of Company, US$0.001 par value per share (“Company Series B Preferred Share”) ((b) through (e) collectively, the “Company Preferred Shares”), and (f) Company Option (as defined in Section 3.1.2), issued and outstanding immediately before the Effective Time (other than Appraisal Shares (as defined in Section 2.2.4)), will be converted into, or with respect to Company Options, cancelled in exchange for, the right to receive the applicable conversion payment (“Conversion Payment”) set forth in Schedule 2.2.2, which Schedule 2.2.2 shall be delivered by Company to Parent before Closing and sets forth, by Company Securityholder, the number of such securities held by each Company Securityholder and the portion of Merger Consideration comprising each such Company Securityholder’s Conversion Payment. The sum of the Conversion Payments shall not exceed the Merger Consideration.

(b)                                 Save for one ordinary share to be issued to Parent at the Effective Time, all Company Securities shall no longer be outstanding, will be cancelled, will cease to exist and the Register shall be updated accordingly. Any share certificate or other instrument (“Certificate”) of Company Securities in issue immediately before the Effective Time previously representing any Company Security shall be cancelled and cease to confer any rights with respect to such Company Securities except the right to receive the applicable Conversion Payment, if any, as provided by this Section 2.2.2, and at the request of Surviving Company surrendered in accordance with Section 2.2.3(d) hereof. The amount that the Company Securityholders are entitled to receive at Closing under this Section 2.2.2 will be reduced by their pro rata portion of the Escrow Amount (as defined in Section 2.3) based upon the total Conversion Payments to be received by such Company Securityholders with respect to such securities under this Section 2.2.2.

2.2.3                     Payment Procedures.

(a)                                 Parent or Merger Sub shall deposit the Merger Consideration with such bank or trust company identified by Parent and Company (the “Disbursing Agent”) upon the Closing before the Effective Time by wire transfer of immediately available funds according to wire instructions supplied by the Disbursing Agent to Parent (such excess, the “Payment Fund”).

(b)                                 Within one business day after the Effective Time, Parent will instruct the Disbursing Agent to pay by check or, in some cases, wire transfer of same day funds, to each record Company Securityholder such Company Securityholder’s portion thereof under Section 2.2.2 other than the portion of the Merger Consideration to be deposited with the Escrow Agent; provided, that, as a condition to receipt of its portion of the Merger Consideration, each Company Securityholder shall comply with the provisions set forth in a letter of transmittal (the “Letter of Transmittal”) delivered to each Company Securityholder by the Disbursing Agent, including, at the request of Surviving Company, delivery of Certificates representing all of the Company Shares (as defined in Section 3.1.2(a)) held by such Company Securityholder (which Certificate will then be canceled). (If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such document to be lost, stolen, or destroyed and, if required by the Disbursing Agent, the payment of any bond premiums, the Disbursing Agent will issue the applicable payment to which the Company Securityholder is entitled.) Parent shall direct the Disbursing Agent to make available to each Company Securityholder the form of Letter of Transmittal promptly after the Closing Date.

(c)                                  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed for 12 months after the Effective Time may be delivered to Surviving Company upon its demand, and any Company Securityholder who has not theretofore exchanged such Company Securityholder’s Company Shares in accordance with this Section 2.2.3 and the instructions set forth in the Letter of Transmittal will thereafter look only to Surviving Company or its agent (subject to abandoned property, escheat, or other similar laws) only as a general creditor of Surviving Company for payment of its portion of the Merger Consideration without interest deliverable in respect of each Company Share such Company Securityholder holds upon due surrender of such Company

Securityholder’s Certificates and as determined pursuant to this Agreement. None of Parent, Surviving Company, or the Disbursing Agent will be liable for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, or other similar law.

(d)                                 At the Effective Time, the Register shall be closed and from and after the Effective Time, there shall be no further registration of transfers of Company Shares that were outstanding on the records of Company immediately before the Effective Time. From and after the Effective Time, the Company Securityholders immediately before the Effective Time shall cease to have any rights with respect to such Company Shares (other than the right to receive the Merger Consideration attributable to such Company Shares (as defined in Section 3.1.2(a)), except as otherwise provided herein or by Law. At or after the Effective Time, any Certificates presented to the Disbursing Agent or Surviving Company for any reason shall be cancelled and at the request of Surviving Company surrendered.

2.2.4                     Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, the Company Shares issued and outstanding immediately before the Effective Time and held by a Company Securityholder who has delivered to Company a written objection to the Merger pursuant to Section 238 of the Companies Law (the “Appraisal Shares”) shall be entitled only to such rights as are granted by the Companies Law; provided however, that if such holder fails to perfect or prosecute, or effectively withdraws or loses, such rights under the Companies Law, then such Appraisal Shares shall be treated as if they had been converted at the Effective Time into a right to receive the Merger Consideration attributable to such shares in accordance with Section 2.2.2 hereof without interest. Company shall give Parent prompt notice upon receipt by Company of any written demands for appraisal, withdrawal of such demands, and any other written communications delivered to Company pursuant to said Section 238 and Company shall give Parent the opportunity, to the extent permitted by Law, to participate in all negotiations and proceedings with respect to such demands. Subject to the Companies Law, except with the prior written consent of Parent, Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands. Any amounts paid to a Company Securityholder by Company in accordance with appraisal rights in excess of the Conversion Payment such Company Securityholder would have otherwise received will be deducted from the Escrow Amount and will not be reimbursed by Parent or any affiliate of Parent.

2.3                                       Escrow. Parent will deposit 12% of the Merger Consideration that would otherwise be distributed to the Company Securityholders in accordance with Section 2.2 (the “Escrow Amount”) with JPMorgan Chase Bank, N.A. as escrow agent (the “Escrow Agent”) in an escrow fund (the “Escrow Fund” (pro rata based upon the total consideration to be received by such Company Securityholder in accordance with Section 2.2). The Escrow Fund will be maintained in accordance with this Agreement and the escrow agreement executed by Parent, the Securityholders’ Representative, and the Escrow Agent in a form reasonably acceptable to Parent and the Securityholders’ Representative (the “Escrow Agreement”) to secure claims by Parent for indemnification in accordance with Article VIII. The release of the amounts in the Escrow Fund will occur as described in the Escrow Agreement, subject to the terms of this Agreement. The Company Securityholders will pay all fees under the Escrow Agreement. In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement will control.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                                       Representations and Warranties of Company. Except as provided in a correspondingly numbered disclosure schedule delivered by Company to Parent dated as of the date of this Agreement (the “Company Disclosure Schedule”) (exceptions and disclosures provided in any section of the Company Disclosure Schedule will apply to any other section of the Company Disclosure Schedule to the extent the relevance to such other section or sections is readily apparent to a reasonably sophisticated reader unfamiliar with Company’s business), Company represents to Parent and Merger Sub as follows (all references to “Company” in the subsections of this Section 3.1 include all subsidiaries of Company except to the extent specifically excluded):

3.1.1                     Organization, Standing, and Power.

(a)                                 Except as disclosed in Section 3.1.1(a) of the Company Disclosure Schedule, Company is an entity duly incorporated, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of formation or organization and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as currently conducted. Company is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes qualification necessary (all such jurisdictions in which Company has affirmatively so qualified, if any, are listed in Section 3.1.1(a) of the Company Disclosure Schedule), except in such jurisdictions in which a failure to be so organized, existing, or in good standing or to have such power and authority would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect (as defined below). “Company Material Adverse Effect” means any event, change or, effect (i) materially adverse to the financial condition, business, assets, results of operations, or prospects of Company and its subsidiaries, taken as a whole, except to the extent resulting from (A) changes in general economic conditions, (B) changes affecting Company’s industry generally, or (C) acts of war or terrorism (provided that in the case of clauses (A), (B), and (C) such event, change, or effect does not affect Company in a substantially disproportionate manner); or (ii) that would impair the ability of Company to consummate the Transactions.

(b)                                 Company has delivered or made available to Parent complete and correct copies of Company’s current memorandum of association and articles of association (“Charter Documents”), the current Register, current register of directors and officers, the current register of mortgages and charges (if any), all certified by Company’s registered office or Company secretary, and minute books and the comparable governing instruments and minutes of each of its subsidiaries, in each case, as amended as of the date of this Agreement. The minute books of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of the shareholders of Company and its board of directors, and the capital share records of Company contain correct and complete records of all original issuances, transfers, repurchases, redemptions, surrenders, and cancellations of Company Shares. Company is the owner, directly or indirectly, of all outstanding capital shares of each of its subsidiaries free and clear of all liens, pledges, security interests, claims, restrictions on transfer, taxes, purchase rights, contracts, commitments, equities, claims, restrictions, demands, options, warrants, or other encumbrances (“Encumbrance”) and all such shares are duly authorized, validly issued, fully paid, and nonassessable. Section 3.1.1(b) of the Company Disclosure Schedule lists each Company subsidiary’s jurisdiction of formation or organization, all jurisdictions in which it is affirmatively qualified to conduct business (if any), and its authorized capitalization or the registered capital, as applicable. Other than such subsidiaries, Company does not own or control, directly or indirectly, capital shares of any other company, or any interest in any partnership, joint venture, or other business entity or enterprise.

3.1.2                     Capital Structure.

(a)                                 The authorized share capital of Company is US$88,803.839 divided into, 88,803,839 shares of a nominal or par value of US$0.001 each: divided into (i) 58,047,213 Company Ordinary Shares, of which 20,250,000 are issued and outstanding as of the date of this Agreement and (ii) 30,756,626 Company Preferred Shares, of which (A) 7,874,953 are designated Company Series A Shares, of which 7,874,953 are issued and outstanding as of the date of this Agreement, (B) 3,645,000 are designated Company Series A1 Shares, of which 3,645,000 are issued and outstanding as of the date of this Agreement, (C) 4,724,993 are designated Company Series A2 Shares, of which 4,724,993 are issued and outstanding as of the date of this Agreement, and (D) 14,511,680 are designated Company Series B Shares, of which 14,511,680 are issued and outstanding as of the date of this Agreement (the Company Ordinary Shares and the Company Preferred Shares are referred to collectively as the “Company Shares”). As of the date of this Agreement, options (“Company Options”) to purchase 2,873,436 Company Ordinary Shares pursuant to Company’s Share Option Plan dated as of November 26, 2007 (the “Incentive Plan”) have been granted and remain outstanding. All Company Shares, Company Options, and any other securities of Company outstanding as of the date of this

Agreement (referred to collectively as the “Company Securities”), and the record owners of such Company Securities as of the date of this Agreement are as set forth in Section 3.1.2 of the Company Disclosure Schedule, and no such Company Securities are held by Company in its treasury. True and complete copies of the Incentive Plan and all other instruments describing the rights of all holders of Company Securities as of the date of this Agreement have been provided to Parent or its counsel.

(b)                                 All outstanding Company Shares are duly authorized, validly issued, and fully paid, non-assessable and not subject to any preemptive rights or similar rights under applicable law, Company’s Charter Documents, or any agreement to which Company is a party or by which Company may be bound. All Company Shares are evidenced by certificates or comparable instruments. Except for Company Ordinary Shares issuable in connection with the conversion of Company Preferred Shares and the exercise of Company Options, there are no options, warrants, calls, conversion rights, commitments, agreements, restrictions, equity-linked securities, or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue additional securities. There are no accrued and unpaid dividends with respect to any outstanding Company Shares.

(c)                                  Company does not have outstanding:

(i)                                     any debt, the holders of which (A) have the right to vote (or are convertible or exercisable into securities having the right to vote) with shareholders on any matter or (B) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the Transactions;

(ii)                                  any restricted share, restricted share units, share appreciation rights, share performance awards, dividend equivalents, or other share-based or equity-linked securities of a similar nature, except for the Company Options; or

(iii)                               any transfers of Company Shares.

(d)                                 The Register certified on July 29, 2011 (as provided to Parent) represents a true and accurate record of all the shareholders of Company immediately before the Effective Time and there shall be no further registration of transfers or issuances of Company Shares in the Register before the Effective Time.

(e)                                  Except as set forth in Section 3.1.2(e) of the Company Disclosure Schedule, there is no agreement or right requiring or otherwise providing for the repurchase or redemption of any Company Shares and Company has not repurchased any Company Shares. Company does not own or hold the right to acquire any security or interest in any other Person.

(f)                                   All of the issued and outstanding Company Securities have been offered, issued, and sold by Company in compliance with applicable securities laws.

(g)                                  To Company’s knowledge, no shareholder of Company has granted options or other rights to purchase any Company Securities from such shareholder.

(h)                                 The determination of the allocation of the Merger Consideration or the preparation of Schedule 2.2.2 (the “Allocation Determinations”) will, as of the Closing Date, be in accordance with Company’s Charter Documents, and Company has not received any written notice of any claim, nor to Company’s knowledge is any claim threatened, by any person alleging that all or any portion of the Allocation Determinations is improper, unfair, invalid, or otherwise in violation of applicable law.

3.1.3                     Authority. Company has all requisite company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Company of this Agreement and the performance of Company’s obligations under this Agreement have been duly and validly authorized by all necessary action on the part of Company and no other proceedings on the part of Company, or its shareholders, are necessary to authorize this Agreement or to consummate the Transactions except the approval of this Agreement by Company Shareholder Approval and the filing of the Merger Documents with the Cayman Registrar. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, liquidation, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

3.1.4                     Consents and Approvals. The execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of an Encumbrance on assets (any such conflict, violation, default, right, loss, or creation, a “Violation”) under: (a) any provision of Company’s Charter Documents or any comparable governing instruments of any Company subsidiary; (b) any loan or credit agreement, note, bond, mortgage, indenture, or other agreement or instrument (each a “Contract”); or (c) permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Company or its properties or assets, other than, in the case of clauses (b) and (c), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any court, administrative agency, or commission or other governmental authority or instrumentality, whether federal, state, or local, domestic or foreign (each a “Governmental Entity”) (each, a “Governmental Consent”), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Transactions.

3.1.5                     Financial Statements. The (a) consolidated audited balance sheets of Company as of December 31, 2009 and 2010, and the related statements of income, changes in shareholders’ equity, and cash flow for the 12 months, then ended and (b) consolidated unaudited balance sheet of Company as of August 31, 2011 (the “2011 Balance Sheet”), and the related unaudited statement of income, changes in shareholders’ equity, and cash flow for the eight months then ended (collectively, the “Financial Statements”) (each of which have been provided to Parent) comply in all material respects with all accounting requirements applicable to Company, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial position of Company as at such dates and the results of its operations and cash flows for the periods then ended (subject in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements. Company has no securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC) effected by Company. Company maintains commercially reasonable internal accounting controls sufficient to provide reasonable assurances that (w) Company transactions are executed in accordance with the general or specific authorizations of Company’s management, (x) Company transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (y) access to Company’s assets is permitted only in accordance with the general or specific authorization of Company’s management, and (z) the recorded accountability for Company assets is compared with the existing Company assets at reasonable intervals and appropriate action is taken with respect to any differences.  Company has no Debt other than trade payables in the ordinary course.  “Debt” means all funded indebtedness, determined without duplication, including notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to the Company Securityholders; and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties).

3.1.6                     No Defaults. Company is not, and has not received notice that it would be with the passage of time, in Violation of any term, condition, or provision of (a) Company’s Charter Documents or any comparable governing instrument of any Company subsidiary, (b) any judgment, decree, or order, or (c) any Contract to which Company is now a party or by which it or any of its properties or assets may be bound, except (with respect to clause (c) only) for Violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.7                     Litigation. Except as disclosed in Section 3.1.7 of the Company Disclosure Schedule, there is no claim, action, suit, or proceeding pending or, to Company’s knowledge, threatened, against or affecting Company, any of its officers, directors, or, to Company’s knowledge, employees, or any of its properties before any court or arbitrator or any Governmental Entity. There is no investigation pending or, to Company’s knowledge, threatened against Company, before any Governmental Entity. Section 3.1.7 of the Company Disclosure Schedule sets forth with respect to any pending action, suit, proceeding, or investigation to which Company is a party, the forum, the parties, the subject matter, and the amount of damages claimed or the nature of any other relief sought.

3.1.8                     No Material Adverse Change. Since February 28, 2011, there has not been any event, occurrence, or condition that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

3.1.9                     Absence of Undisclosed Liabilities. Company has no liabilities, obligations, or contingencies (whether absolute, accrued, contingent, or unknown) (collectively, “Liabilities”) except (a) Liabilities that are accrued or reserved against in the 2011 Balance Sheet; (b) additional Liabilities reserved against since February 28, 2011 that (i) have arisen in the ordinary course of business, and (ii) are accrued or reserved against on the books and records of Company; (c) additional Liabilities incurred since February 28,, 2011 that (i) have arisen in the ordinary course of business, and (ii) are not accrued or reserved against on the books and records of Company and none of which, individually or in the aggregate, are expected to be material; or (d) additional Liabilities that are expressly provided for and currently effective in any of Company’s Material Contracts or in any open bids or proposals for the provision of Products (as defined in Section 3.1.10(a)) or Services (as defined in Section 3.1.10(a)) to potential customers, which are not required to be reflected in Company’s financial statements under GAAP.

3.1.10              No Violations.

(a)                                 Company is and has been at all times in compliance with all applicable national, provincial, local, and foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any Governmental Entity applicable to its business and operations, except for Violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. All permits, licenses, and regulatory approvals required to conduct the business of Company as currently conducted have been obtained, are in full force and effect, and are being complied with, except where the failure to hold or to be in compliance with such permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(b)                                 Neither Company, nor any Person acting on its behalf has, directly or indirectly (i) made or received any unreported political contribution, (ii) made or received any payment that was not legal to make or receive, or (iii) created or used any “off-book” bank or cash account or “slush fund”. Company and each of its shareholders, officers, directors, and employees, and any agent, sales representative, sponsor or other Person appointed or retained to assist Company to obtain business or promote the distribution, marketing, or sales of products or services of Company, and licensing agreements in accordance with which any Person distributes, markets, or sells the Services or Products in the name of Company, have used only legitimate business and ethical practices in Company’s business and in promoting Company’s position on issues before any Governmental Entity.

(c)                                  Company has complied with all material applicable laws, regulations, rulings, and executive orders of any Governmental Entity relating to (i) the exportation or importation of the products listed in Section 3.1.10(c)(i) of the Company Disclosure Schedule (“Products”), and/or (ii) the provision of the services listed in Section 3.1.10(c)(ii) of the Company Disclosure Schedule (“Services”). All taxes owed by Company have been paid in full by Company in connection with all imports and exports.

3.1.11              Employees. Since the inception of Company (or any predecessor entity), Company (a) has been in compliance with all then material applicable laws and regulations respecting employment, termination of employment, hiring, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice, and (b) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including any common law employees if applicable, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation) or any taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against Company regarding the foregoing, it has been fully satisfied). Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company under any workers’ compensation plan or policy or for long-term disability. There are no controversies pending or, to Company’s knowledge, threatened, between Company and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of Company’s status as employer or purported employer or any workplace practices or policies, whether in the form of claims for discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. Company is not a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities or proceedings of any labor union to organize any employees of Company. There are no countries in which a works council or similar employee organization represents employees of Company. No employees of Company are in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted by Company or work performed by the employee or to the use of trade secrets or proprietary information of others. Company does not have any current employees located in the United States.

3.1.12              Employee Benefit Plans.

(a)                                 Other than the Incentive Plan, Company has not established, does not maintain, has not sponsored, and is not obligated to contribute to, any other benefit plan or employment, incentive or deferred compensation, equity incentive, severance, retention, change of control, or other similar plan or program, whether written or unwritten. Company has operated and administered the Incentive Plan in material compliance with all applicable laws and the terms thereof. The terms of the Incentive Plan are in compliance in all material respects with all applicable laws. There are no pending or anticipated claims Including breach of fiduciary duty claims) against or otherwise involving the Incentive Plan and no suit, action, or other litigation has been brought against or with respect to the Incentive Plan. There are no restrictions on the rights of Company to amend or terminate the Incentive Plan without incurring any liability thereunder. There have been no unwritten amendments to, written interpretation of, or announcements (whether or not written) by Company relating to coverage under, the Incentive Plan. No act or omission has occurred (or will occur as a result of the Transactions) and no condition exists with respect to the Incentive Plan that would subject Company to any fine, penalty, tax, or liability of any kind imposed under applicable legal requirements or reasonably be expected to cause a Company Material Adverse Effect.

(b)                                 The Incentive Plan is not subject to any ongoing or scheduled audit, investigation, or other administrative proceeding of any Governmental Entity.

3.1.13              Real Property; Leases. Company does not own, and has never owned, real property. Company has made available to Parent copies of all leases and subleases, as well as copies of all revisions and amendment affecting such leases and subleases, in effect on the date of this Agreement under which Company leases (a) real property (as either a tenant, subtenant, or lessor), or (b) personal property (in case of either clause (a) or (b), a “Company Lease”). No material default, by either the applicable lessee or the lessor, exists under any Company Lease, and all payments of rent, operating expenses, and other sums due under each Company Leases are current as of the Closing Date. No Company Lease is terminable because of the execution of this Agreement or the consummation of the Transactions. Section 3.1.13 of the Company Disclosure Schedule lists each Company Lease. Each Company Lease is in full force and effect in accordance with its respective terms. No consent is required from any party under any Company Lease in connection with the completion of the Transactions, and Company has not received notice that a party to any Company Lease intends to cancel, terminate, or refuse to renew any Company Lease or to exercise any option or other right under such Company Lease, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.14              Customers and Suppliers.

(a)                                 Section 3.1.14(a) of the Company Disclosure Schedule lists the top 15 customers of Company based on total revenues received for each of the fiscal years of 2009 and 2010 (each, a “Significant Customer”), and the percentage of Company’s total revenues that such Significant Customer represented during such periods. Company (i) has no outstanding dispute that has been communicated orally or in writing concerning its business operations with any Significant Customer; and (ii) has not received any oral or written notice from any Significant Customer that such customer will not continue as a customer of Company after the Closing Date or that such customer intends to terminate or materially modify existing agreements with Company. No customer of Company (A) has asserted any claims of breach of warranty with regard to Services previously provided by Company nor does Company have any indemnity liability for any such Services to customers; and (B) has notified Company of any request for indemnification by Company. To Company’s knowledge, Company will not reasonably be expected as a result of warranty or liability claims against it to be required to modify in any material respect any of Company’s Services that are material to Company.

(b)                                 Section 3.1.14(b) of the Company Disclosure Schedule lists the top 13 suppliers and vendors of Company based on total amounts paid or payable by Company for each of fiscal years 2009 and 2010 (each, a “Significant Supplier”). Company (i) has no outstanding dispute that has been communicated orally or in writing, concerning technology, products, or services provided by any Significant Supplier; and (ii) has not received any oral or written notice from any Significant Supplier that such supplier will not continue as a supplier to Company after the Closing Date or that such supplier intends to terminate or materially modify existing agreements with Company.

3.1.15              Material Contracts.

(a)                                 Section 3.1.15(a) of the Company Disclosure Schedule lists all of the following contracts to which Company is a party (the “Material Contracts”):

(i)                                     any agreement (A) relating to the performance of services by, any employee, consultant, or other Person, (B) in accordance with which Company is or may become obligated to make any severance, termination, bonus, or similar payment to any current or former officer, director, or employee, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or (C) in accordance with which Company may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Transactions;

(ii)                                  any agreement imposing any restriction on the right or ability of Company, or that, after consummation of the Transactions, would impose a restriction on the right or ability of Parent, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

(iii)                               any agreement with a third party in accordance with which Company (A) has paid US$75,500 or more during the year ended December 31, 2010, or (B) is obligated to pay US$75,500 or more during the year beginning January 1, 2011;

(iv)                              any agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of Company to form a joint venture or to acquire securities of, or any other equity interest in, a third party;

(v)                                 any Company Lease;

(vi)                              except for trade indebtedness incurred in the ordinary course of business and except as disclosed in the Financial Statements, any instrument evidencing or related in any way to indebtedness for borrowed money (either owed by or to Company) by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise; and

(vii)                           any other Contract or agreement that is, or group of Contracts or agreements that are, otherwise material to Company.

(b)                                 Except as disclosed in Section 3.1.15(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a valid and binding obligation of Company. Neither Company nor, to Company’s knowledge, any other party to the Material Contract, is in breach of or default under, any Material Contract, except for such failures to be in full force and effect and such breaches and defaults that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. None of the parties to the Material Contracts has expressed intent (in writing or otherwise) to terminate or materially reduce the amount of its business with Company in the future.

3.1.16              Taxes.

(a)                                 Company has timely filed (or caused to be filed) all returns, reports, statements, notices, notifications, forms or similar documents required to be filed with respect to any tax (and any attached schedules), including any information return, claim for refund, amended return, or declaration of estimated tax (“Returns”) required to be filed, and the Returns are true, correct, and complete in all material respects. Company has timely paid when due, or fully accrued in accordance with GAAP on the balance sheets included in the Financial Statements, all taxes of Company in respect of all periods (or portions of such periods), whether or not any Return reflects such taxes. Since February 28, 2011, Company has not incurred any liability for taxes other than in the ordinary course of business. The unpaid taxes of Company will not, as of the Closing Date, exceed the reserves for tax liability included on the 2011 Balance Sheet. Company is not currently the beneficiary of any extension of time to file any Return. Company has provided to Parent true and correct copies of all filed Returns and related work papers, all correspondence with any taxing authorities (if any), tax planning memoranda (if any), or other material tax data of Company, in each case with respect to taxes and Returns for which the statute of limitations has not expired.

(b)                                 No deficiencies or adjustments that remain outstanding for any tax of Company have been claimed, proposed, assessed, or threatened by a taxing authority. No claim has been made against Company by a taxing authority in a jurisdiction where Company does not file Returns asserting that Company is or may be subject to taxes assessed by such jurisdiction. Company’s Returns have not been audited by any taxing authority and Company is not subject to any pending or threatened tax audit or examination. Company has not agreed to the waiver or extension of any statute of limitation with respect to its taxes or Returns.

(c)                                  There are no liens for taxes upon the assets of Company except for taxes not yet due and payable. All taxes which Company is required by law to withhold or to collect for payment from any Person have been withheld and collected, and have been timely paid to the appropriate taxing authority. Company is not party to any tax sharing, tax allocation, or similar agreement. Company has no liability for taxes of any other Person as a transferee or successor, by contract, or otherwise. Company is not subject to tax in any country other than the country of its incorporation by virtue of having a permanent establishment, fixed place of business, or otherwise. There are no outstanding rulings or requests for rulings from any taxing authority with respect to Company.

(d)                                 Company is not required by a taxing authority to include any item of Company income in, or exclude any item of Company deduction from, taxable income for any taxable period ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) installment sale or open transaction disposition made on or before the Closing Date; (iii) prepaid amount received on or before the Closing Date; or (iv) any agreement with a taxing authority entered into on or before the Closing Date.

(e)                                  Company has provided Parent with accurate and complete copies of all documentation relating to any tax holidays or incentives relating or available to Company, if any. None of the Transactions will have an adverse effect on the availability of any such applicable tax holiday or incentive.

(f)                                   All payments by or to Company comply in all material respects with all applicable transfer pricing requirements imposed by any Governmental Entity.

(g)                                  No sales, use, or other transfer taxes, value added taxes, documentary charges, recording fees, or similar taxes, charges, or fees will be imposed on or in connection with the Transactions.

(h)                                 For purposes of this Section 3.1.16, references to Company shall be deemed to include any Person from which Company incurs liability for taxes pursuant to any contract or under applicable law.

3.1.17              Technology and Intellectual Property Rights.

(a)                                 Definitions:

(i)                                     “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations, now or hereafter in force and effect): (A) all domestic and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, provisionals, continuations and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, and contract rights therein; (5) all trade names, logos, trademarks and service marks, trade dress and all goodwill associated therewith throughout the world; (6) rights of publicity and personality; and (7) any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (6) above, anywhere in the world (items (1) through (7) collectively, “Intellectual Property Rights”); and (B) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, applications, websites, content (including text, pictures, sounds, music, and video), compilers, source code (whether in a format to be compiled, interpreted, or otherwise), object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).

(ii)                                  “Company Owned Intellectual Property” means all Intellectual Property owned by Company.

(iii)                               “Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to Company. Unless otherwise noted, all references to “Company Intellectual Property” means both Company Owned Intellectual Property and Company Licensed Intellectual Property.

(iv)                              “Reciprocal License” means any license that requires as a condition of use, modification and/or distribution of software subject to the Reciprocal License, that such software or other software combined and/or distributed with such software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge. Without limiting the generality of the foregoing, any version of the GNU General Public License, Lesser/Library GPL, Affero GPL, Mozilla Public License and Common Public License will each be considered a Reciprocal License.

(b)                                 Section 3.1.17(b) of the Company Disclosure Schedule lists:

(i)                                     all of Company’s registrations and applications for registration for Company Owned Intellectual Property;

(ii)                                  all licenses, sublicenses, reseller, distribution, customer, and other agreements or arrangements in accordance with which any other Person is authorized to have access to, resell, distribute, or use Company Intellectual Property or to exercise any other right with regard thereto, if any;

(iii)                               all licenses and other agreements under which Company has been granted a license to any Company Licensed Intellectual Property (other than for standard “shrink wrapped,” “click-through,” or other form licensed-based “off-the-shelf” third party Intellectual Property that is otherwise commercially available) where such Company Licensed Intellectual Property is a part of, offered in conjunction with, or used by Company in connection with the development, support, or maintenance of Company’s products, Technology, or service offerings (“In-License”);

(iv)                              any grants or obligations of exclusivity, covenants not to sue, noncompetition or nonsolicitation obligations, right of first refusal, parity of treatment, grants of most favored nation status, or right of first negotiation to which Company is subject, if any;

(v)                                 all current Company products, Technology, and service offerings made commercially available by Company or under development by Company, if any.

(c)                                  Company owns free and clear of Encumbrances, or other restrictions or any requirement of any past, present, or future royalty payments, the Company Intellectual Property or has been granted a valid or enforceable license to use the Company Intellectual Property. Section 3.1.17(c) of the Company Disclosure Schedule lists all royalty payment obligations relating to the on-going business of Company.

(d)                                 Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company’s obligations under this Agreement, will Company be, in violation of any agreement relating to Company Intellectual Property, including any In-License.

(e)                                  Except as disclosed in Section 3.1.17(e) of the Company Disclosure Schedule, neither the (i) use, manufacturing, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in Company Owned Intellectual Property, or to its knowledge Company Licensed Intellectual Property, or (ii) sale, offering for sale, or other exploitation of any of Company’s Products, Services, or Technology, infringes any Intellectual Property Rights, or any other intellectual property, proprietary, or personal rights, of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction. To Company’s knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Company Owned Intellectual Property by any third party, employee, or former employee.

(f)                                   Company has not received written notice of any claims (i) challenging the validity, effectiveness or ownership by Company of any Company Owned Intellectual Property, or (ii) that any of (i), or (ii) in Section 3.1.17(e) above infringes, or will infringe on, any third party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction, nor, to Company’s knowledge, are there any valid grounds for any bona fide claim of any such kind.

(g)                                  No parties other than Company possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property, nor has Company granted any current or contingent rights of any kind to any source code that is part of any Company Licensed Intellectual Property.

(h)                                 No Persons have created any material portion of, or otherwise have any rights in or to, Company Owned Intellectual Property, other than employees of Company who meet all of the following requirements: (i) their work in any Product or Company Technology, or service was created by them entirely within the scope of their employment by Company, (ii) their copyrightable work product in any Product, Company Technology, or relating to the Services is owned by Company as a work made for hire under applicable law, and (iii) no inventions of such employees that are included or implemented in any Product, Company Technology, or Services have been validly retained by such employee.

(i)                                     Company has secured from all current and former employees, consultants, and contractors of Company who have any rights in or to, any Company Owned Intellectual Property or Product, Technology, or Service, valid and enforceable written assignments or licenses to Company of any such employees’, consultants’ and contractors’ contribution or rights and Company has provided true and complete copies of all such assignments or licenses to Parent.

(j)                                    Company has taken commercially reasonable steps to protect rights in confidential information (both of Company and that of third Persons that Company has received under an obligation of confidentiality). Company has obtained legally binding written confidentiality agreements from all employees and third parties with whom Company has shared confidential proprietary information (i) of Company, or (ii) received from others that Company is obligated to treat as confidential and that require employees and third parties to keep such information as confidential.

(k)                                 Company is in compliance in all material respects with all applicable laws, rules, and regulations governing the collection and use of personal information and such collection and use is in accordance with Company’s privacy policy as published on its website and any other privacy policies presented to customers or potential customers. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Company’s obligations under this Agreement or under any other agreement or document, will not violate any such applicable law, rule, or regulation or any of Company’s privacy policies (or applicable terms of use).

(l)                                     Section 3.1.17(l)(i) of the Company Disclosure Schedule identifies all licenses entered into by Company with regard to any third party source code, if any. Section 3.1.17(l)(ii) of the Company Disclosure Schedule identifies all such licenses that may not be assigned to Parent, if any.

(m)                             The Transactions will not give rise to or cause under any agreements relating to Company Intellectual Property (i) a right of termination under, or a breach of, any such agreement, or any loss or change in the rights or obligations of Company under any such agreement, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that Company is otherwise obligated to pay, (iii) Parent’s granting to any third party any right to or with respect to any of Parent’s Intellectual Property; or (iv) any other change in the rights or obligations or any other party to such agreement with regard to payment, services, assignment, termination, of Company Intellectual Property.

(n)                                 Company has no obligation to perform material services for any third party other than (i) customer support and maintenance services for those customers listed in Section 3.1.17(n)(i) of the Company Disclosure Schedule, and (ii) professional services for those customers listed in Section 3.1.17(n)(ii) of the Company Disclosure Schedule.

(o)                                 There are no granted or issued patents and all mask works, registered trademarks, and copyright registrations held by Company. Company has not conducted its business, and has not used or enforced (or failed to use or enforce) Company Owned Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of Intellectual Property Rights, and Company has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any Intellectual Property Rights.

(p)                                 None of the software used or distributed in connection with any Company Technology, product or service (including Company software under development) is, in whole or in part, governed by a Reciprocal License. Company has not distributed or published to any third party any Company software or software used in any Company Technology, product, or service (including Company software under development) that is governed by an Reciprocal License. Company has not incorporated into any Company Technology, product or service any Technology, including any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by Company. Company has not incorporated into any software in any Company Technology, product, or service any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that Company give attribution for its use of such code, modules, utilities, or libraries.

3.1.18              Vote Required. The affirmative votes of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a separate class, and the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a separate class, and the holders of at least two-thirds of the outstanding Company Shares attending and voting at a duly convened shareholders’ meeting or a unanimous written resolution of the shareholders of Company (the “Company Shareholder Approval”) is the only vote or resolution of the holders of Company’s shares that is required to approve this Agreement and the consummation of the Transactions.

3.1.19              Brokers’ and Other Fees. Except as disclosed in Section 3.1.19 of the Company Disclosure Schedule, neither Company nor its shareholders, officers, directors, or employees has employed any investment banker, broker, finder, or other intermediary that has been retained by, or is authorized to act on behalf of, Company that would be entitled to any fee or commission from Company, the Company Securityholders, Parent, or any of Parent’s affiliates in connection with or upon consummation of the Transactions.

3.1.20              Insurance. Section 3.1.20 of the Company Disclosure Schedule lists, and Company has made available to Parent a copy of, all insurance policies and all self-insurance programs and arrangements relating to the business, assets, and operations of Company (“Policies”). All premiums due and payable under the Policies have been paid and Company is otherwise in compliance with the terms of the Policies. As of the date of this Agreement, there has been no threatened termination of, or premium increase with respect to, any Policies. Section 3.1.20 of the Company Disclosure Schedule lists for 2009, 2010, and 2011 (i) the summary of loss experienced under any Policy, (ii) a description of any claim in an amount in excess of US$5,000, (iii) a description of the loss experienced for all claims that were self-insured, and the number and aggregate cost of such claims. The Policies are (v) valid and enforceable, (w) issued by an insurer that is financially sound and reputable, (x) provide adequate insurance coverage for the business, assets, and operations of Company for all risks customarily insured against in Company’s industry, (y) sufficient for compliance with all legal requirements and contracts to which Company is bound, and (z) will continue in full force and effect following the consummation of the Transactions.

3.1.21              Accounts Receivable. All of the accounts receivable shown on the 2011 Balance Sheet have been collected or are current and collectible in the aggregate recorded amounts (less the allowance for doubtful accounts also appearing on the 2011 Balance Sheet and net of returns and payment discounts allowable by Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts before or on the due date, have arisen only from bona fide transactions in the ordinary course of business, are in no way contingent, and are not subject to counterclaims or setoffs.

3.1.22              Personal Property. Company has good and marketable title, free and clear of all Encumbrances of any nature that would preclude their current use to all furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the 2011 Balance Sheet. Section 3.1.22 of the Company Disclosure Schedule lists (a) all equipment, and (b) all other personal property having a depreciated book value of US$5,000 or more currently used by Company in the conduct of its business. Such equipment and property is adequate for the conduct of the business of Company in the manner in which such business is currently being conducted and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

3.1.23              Guarantees and Suretyships. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters). Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise with respect to the obligations or liabilities of any Person. No Person has any obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise with respect to the obligations or liabilities of Company.

3.1.24              Certain Transactions. Except for (a) relationships with Company as an officer, director, or employee (and compensation by Company in consideration of such services) and (b) relationships with Company as shareholders, and except as disclosed in Section 3.1.24 of the Company Disclosure Schedule, none of the officers, directors, or shareholders, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including any contract, agreement, or other arrangement (x) providing for the furnishing of services to or by, (y) providing for rental of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any company, corporation, partnership, trust, or other entity in which any such Person has or had a 5% or more interest (as a member, partner, beneficiary, or otherwise) or is or was an officer, director, employee, trustee, supplier, distributor, or customer of Company.

3.1.25              Disclosure. To the knowledge of Company, no representation or warranty made by Company in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its officers, directors, employees, shareholders, owners, agents, or other representatives (“Representatives”) under this Agreement, or in connection with the Transactions, when read together in their entirety, contains as of the date of this Agreement or will contain upon the consummation of the Transactions, any untrue statement of a material fact, or omits as of the date of this Agreement or will omit upon the consummation of the Transactions, to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in light of the circumstances under which they were made. There are no facts that Company has not disclosed to Parent in writing that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.1.26              Reliance. Company makes the foregoing representations and warranties with the knowledge and expectation that Parent and Merger Sub are placing reliance on each representation and warranty by Company in this Agreement, or any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its officers, directors, employees, shareholders, owners, agents, or other Representatives under this Agreement, or in connection with the Transactions.

3.2                               Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent to Company as follows:

3.2.1                     Organization; Standing and Power. Each of Parent and Merger Sub is an exempted company limited by shares, duly incorporated and validly existing and in good standing, as applicable, under the laws of the Cayman Islands. Parent and Merger Sub have all requisite company power and authority to own, lease, and operate their properties and to carry on their businesses as currently conducted. Parent and Merger Sub are duly qualified to do business in each jurisdiction in which the character of the property owned, leased, or operated by them or the nature of their activities makes such qualification necessary, except in such jurisdictions in which a failure to so qualify would not result, or reasonably be expected to result, individually or in the aggregate, in a material adverse effect (a) on the financial condition, business, assets, or results of operations of Parent, and its parent and subsidiaries, taken as a whole, or (b) that would impair the ability of Parent to consummate the Transactions (“Parent Material Adverse Effect”).

3.2.2                     Authority. Parent and Merger Sub have all requisite company power and authority to execute and deliver this Agreement and to consummate the Transactions subject only to the approval of this Agreement by the affirmative vote of Parent as the sole shareholder of Merger Sub attending and voting at a shareholders’ meeting or by a unanimous written resolution of the shareholders of the Merger Sub (the “Merger Sub Shareholder Approval”) and the filing of the Merger Documents with the Cayman Registrar. The execution and delivery by Parent and Merger Sub of this Agreement and the performance of Parent’s and Merger Sub’s obligations under this Agreement have been duly and validly authorized by all necessary company action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, liquidation, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2.3                     Consents and Approvals; No Violations. The execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any Violation under (a) any provision of the Charter Documents of Parent or Merger Sub, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clause (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect. No Governmental Consent is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions other than the filing of the Merger Documents with the Cayman Registrar.

3.2.4                     Disclosure. No representation or warranty made by Parent or Merger Sub in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Parent or Merger Sub or their respective Representatives under this Agreement, or in connection with the Transactions, when read together in their entirety, contains upon the date of this Agreement or will contain upon the consummation of the Transactions any untrue statement of a material fact, or omits as of the date of this Agreement or will omit upon the consummation of the Transactions to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in light of the circumstances under which they were made.

3.2.5                     Reliance. Parent and Merger Sub make the foregoing representations and warranties with the knowledge and expectation that Company is placing reliance on each representation and warranty by Parent and Merger Sub in this Agreement, or any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Parent, Merger Sub, and their officers, directors, employees, shareholders, owners, agents, or other Representatives under this Agreement, or in connection with the Transactions.

ARTICLE IV
COVENANTS OF COMPANY

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Company agrees (except as expressly contemplated by this Agreement, or with Parent’s prior written consent) that:

4.1                               Conduct of Business.

4.1.1                     Ordinary Course. Company will (and will cause each of its subsidiaries to) carry on its business in the ordinary course consistent with past practice; will continue to observe its obligations to comply with the requirements of all material applicable laws and regulations; and will use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its officers, consultants, and employees, and maintain satisfactory relationships with material manufacturers, customers, suppliers, contractors, distributors, and others having business relationships with it. Company will promptly notify Parent of any event or occurrence not in the ordinary course of business of Company or any of its subsidiaries that would result, or could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Without limiting the above, Company will not (and will cause each of its subsidiaries not to):

(a)                                 except as required under applicable law or the terms of any agreement existing as of the date of this Agreement as disclosed in the Company Disclosure Schedule, (i) increase the compensation or benefits of any of its current or former directors, officers, or employees (collectively, “Employees”), (ii) establish or amend any benefit plan, (iii) terminate the employment of any Employee (other than due to terminations for cause), or (iv) grant any severance or termination pay to any Employee, other than in the ordinary course of business and consistent with past practices;

(b)                                 assign, transfer, dispose of, or license ownership of Company Owned Intellectual Property or any other assets;

(c)                                  declare, set aside, or pay any distribution with respect to any of its share capital or other ownership interests, or repurchase, redeem, or acquire any of its outstanding share capital or other ownership interests, or otherwise change its capitalization in any manner from the way it existed on the date of this Agreement (other than cancellation of outstanding Company Options without cost to Company);

(d)                                 amend any provision of its Charter Documents;

(e)                                  incur, assume, or guarantee any indebtedness for borrowed money;

(f)                                   commence a lawsuit;

(g)                                  extend an offer of employment without prior consultation with Parent;

(h)                                 enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

(i)                                     enter into any Material Contract or breach, modify, amend, or terminate any Material Contracts (including insurance policies covering its properties or assets), or waive, release, or assign any rights or claims under any Material Contracts, except as expressly required by this Agreement or except in the ordinary course of business;

(j)                                    settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;

(k)                                 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(l)                                     acquire or dispose of capital shares of any third party or merge or consolidate with any third party, in each case other than in the ordinary course of business;

(m)                             except as required under this Agreement, knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Company contained in this Agreement inaccurate, (ii) result in any of the conditions in Article VII not being satisfied, or (iii) impair the ability of Company to consummate the Transactions in accordance with the terms of this Agreement;

(n)           make any capital expenditure for video content of more than US$2,000,000 individually or in the aggregate, or make any other capital expenditure of more than US$250,000 individually or in the aggregate; or

(o)           authorize, commit, or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

4.1.2       Exclusivity; Acquisition Proposals.

(a)           From the date of this Agreement until the earlier of (a) termination of this Agreement under Article IX, and (b) the Closing Date (the “Exclusivity Period”), Company and the Company Securityholders, whether directly or indirectly through their Representatives, will not (and will cause each of its subsidiaries not to), without first obtaining the express written consent of Parent: (i) solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with (A) the possible acquisition of Company (by way of merger, share purchase, change of control, asset purchase, license, lease, or otherwise), (B) the possible acquisition of any of the Shares or other equity interests of Company (including through the issuance of new Shares or other equity interests), or (C) any other transaction outside of the ordinary course of business that could materially impair the value of Company (collectively, a “Restricted Transaction”); or (ii) disclose any non-public information relating to Company or afford access to the properties, books, or records of Company to any person (other than Parent or its Representatives) concerning a Restricted Transaction.

(b)           Throughout the Exclusivity Period, upon its receipt of any offer or proposal with respect to a Restricted Transaction or any request for nonpublic information or inquiry that Company reasonably believe could lead to a proposal for a Restricted Transaction, Company will promptly (and in any event within one business day following receipt) provide Parent with a copy of any written proposal, request or inquiry received, or, in the event the proposal, request or inquiry is not written, a written summary of the proposal, request or inquiry, including the identity of the parties making the proposal and its terms. Company will then promptly (and in any event within one business day) advise Parent of any material modification or proposed modification to the proposal, request or inquiry and any other information necessary to keep Parent informed in all material respects regarding the status and details of the proposal, request or inquiry.

4.2             Breach of Representations and Warranties; Notification; Access to Information.

(a)           From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.1, Company will (i) confer with Parent and its respective Representatives, at such times as they may request, about operational and integration matters to the extent permitted by law, (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Section 3.1, give detailed written notice to Parent and use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy, and (iii) promptly notify Parent of any change in the normal course of any business, operations, or financial condition of Company or any of its subsidiaries or their respective assets or properties, or any emergency related thereto.

(b)           Subject to appropriate restrictions on access to information that Company determines in good faith to be proprietary or competitively sensitive and any applicable law that restricts Company from disclosing information related to Company’s employees or customers, Company will, subject to applicable law, afford Parent and its respective Representatives reasonable access during normal business hours during the period before the Closing to all information concerning the business, properties, and personnel of Company and each of its subsidiaries, as Parent may reasonably request that is necessary to complete the Transactions and prepare for an orderly transition of operations after the Closing, provided that such access shall not materially interrupt Company’s normal business.

4.3             Consents and Notices. Company will (and will cause each of its subsidiaries to) promptly (a) apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Governmental Consents and all other consents included in Schedule 4.3, (b) provide all notices included in Schedule 4.3, and (c) make all filings required with respect to Company and any of its subsidiaries for the consummation of the Transactions; provided, however, that to the extent Parent becomes aware after the date hereof of any third party consents to the Transactions required by law or required under the terms of agreements applicable to Company, Company hereby consents to the amendment of Schedule 4.3 to include such consents upon Parent’s request without any further action.

4.4             Commercially Reasonable Efforts. Company will (and will cause each of its subsidiaries to) use commercially reasonable efforts to effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

4.5             Tax Returns. Before the Closing Date, Company will properly and timely file or cause to be filed all Returns required to be filed before the Closing Date with respect to Company and any of its subsidiaries and will pay (or cause each Company subsidiary to pay) all taxes required to be paid before the Closing Date. Company will (i) notify Parent promptly if Company or any of its subsidiaries receives written notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice, or demand for taxes by any taxing authority, (ii) provide Parent a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Parent, which will not be unreasonably withheld. Company will not (and will cause each of its subsidiaries not to) (v) amend any Return previously filed, (w) incur any obligation to make any payment of, or in respect of, any taxes, except in the ordinary course of business, (x) make or revoke any tax election that may affect Company or such subsidiary, (y) agree to extend or waive the statutory period of limitations for the assessment or collection of any tax, or (z) enter into any agreement or settlement with respect to any tax without the approval of Parent, which will not be unreasonably withheld.

4.6             Deliveries. Company will make all minute books of Company and its subsidiaries available to Parent before Closing.

4.7             Supplements to Company Disclosure Schedule. From time to time before the Closing, Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter, condition, or occurrence arising, which if existing or occurring at the date of this Agreement would have been required to be included in the Company Disclosure Schedule. No supplement or amendment will (a) cure any breach of any representation or warranty made in this Agreement for the purpose of determining satisfaction of the closing conditions in Article VII or (b) be taken into account for purposes of determining indemnification obligations in Article VIII.

4.8             Shareholder Approval. The board of directors of Company will take all action necessary in accordance with the Companies Law and the Charter Documents to obtain the Company Shareholder Approval.

4.9             Audit Services. Company shall have engaged auditors from a “Big 4” accounting firm acceptable to Parent to conduct on-site audit services for 2009 and thereafter (the “Audit Services”), and shall cause such services to commence within five days after the date of this Agreement.

ARTICLE V
COVENANTS OF PARENT AND MERGER SUB

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or Closing, Parent and Merger Sub agree (except as expressly contemplated by this Agreement or with Company’s prior written consent, which will not be unreasonably withheld) that:

5.1             Breach of Representations and Warranties. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Section 3.2, Parent will give detailed written notice to Company and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

5.2             Commercially Reasonable Efforts. Parent and Merger Sub will use commercially reasonable efforts to effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

5.3             Consents and Notices.  Parent and Merger Sub will promptly (a) apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Governmental Consents and all other consents which Parent or Merger Sub is required to obtain in connection with the Transactions according to the applicable laws, (b) provide all necessary notices, and (c) make all filings required with respect to Parent and Merger Sub for the consummation of the Transactions.

5.4             Approval.  Each of Parent and Merger Sub will take all action necessary in accordance with the applicable laws and the Parent’s or Merger Sub’s Charter Documents, respectively, to obtain the Merger Sub Shareholder Approval and the approval from the board of directors of Parent, as applicable.

ARTICLE VI
ADDITIONAL AGREEMENTS

Parent, Merger Sub, and Company each agree to take the following actions after the execution of this Agreement:

6.1             Confidentiality Agreement. The confidentiality letter agreement by and between Company and Parent dated August 3, 2011 (“Confidentiality Agreement”) will continue in full force and effect and will be applicable to all Confidential Information (as defined in the Confidentiality Agreement) exchanged in connection with this Agreement and the Transactions.

6.2             Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such cost or expense.

6.3             Further Assurances. If, at any time after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement (including with respect to Intellectual Property), the proper officers and directors of each entity that is a party to this Agreement will take all such action.

6.4             Public Announcements. No public announcement with respect to this Agreement and the Transactions will be made without the prior written consent of Parent. Unless required to be disclosed by law, the Merger Consideration (and any adjustments thereto) will be kept confidential. Nothing in this Agreement will prevent Parent at any time from furnishing any information to any Governmental Entity or from issuing any release as required by law.

6.5             Employee Matters.

(a)           Company will cooperate with regard to the recruitment and hiring of its employees by Parent or continuing employment with Company. Company will coordinate with Parent to present offers of continued employment to such employees of Company designated by Parent, including such employee’s relevant portion of the Retention Pool (as defined below). Such offers will be in a form acceptable to Parent and will be presented in a manner and at times acceptable to Parent. Except as expressly agreed to in writing by Parent, no specific terms and conditions of employment, including terms and conditions pertaining to length of employment, are guaranteed. Company will use commercially reasonable efforts to assist Parent with its recruitment efforts. “Retention Pool” means the retention pool to be established by Surviving Company that, among other things, shall have, or be subject to, the following non-exclusive terms and conditions: (A) the aggregate amount of the Retention Pool shall not exceed 3,750,000 Parent Class A ordinary shares; (B) Parent, following consultation with Company’s senior management, shall determine which Company employees participate in the Retention Pool and the amount each such participating Company employee is awarded thereunder; (C) each participating Company employee’s award shall become vested, earned, and payable 25% on the first anniversary of the Closing Date and 1/36th of the remaining amount on the applicable date of each month thereafter (or, in the case of February, the last day of the month if the Closing Date occurs on or after the 29th of a month), such that the entire Retention Pool allocable to such participating Company employee shall have become vested, earned, and paid over a period of four years from the Closing Date, provided that the Company employee has remained continuously employed with Surviving Company through the applicable vesting date; (D) each participating Company employee’s award shall be evidenced by an award agreement or certificate in such form as determined by Parent reflecting the foregoing provisions; and (E) payment of each vested and earned portion of such award shall be subject to applicable statutory deductions and tax withholdings.

(b)           Company will cooperate with Parent to develop appropriate communications to Company employees regarding the Transactions and a transition plan in contemplation of Closing, including delivering other notices to employees as requested by Parent.

ARTICLE VII
CONDITIONS PRECEDENT

7.1             Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party to consummate the Transactions are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before Closing, of each of the following conditions:

7.1.1       Consents. All Governmental Consents and filings that are legally required to be obtained, completed, or provided for the consummation of the Transactions will have been obtained or provided, other than such Governmental Consents (a) as Parent and Company agree Company will not seek to obtain, or (b) the failure of which to obtain would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or as a result of the Transactions, a Parent Material Adverse Effect.

7.1.2       No Order. No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (a) is in effect and (b) has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (which illegality or prohibition would have a material impact on Company if the Transactions were consummated).

7.1.3       Shareholder Approval. This Agreement and the Transactions will have received Company Shareholder Approval and Merger Sub Shareholder Approval.

7.2             Conditions to Obligations of Parent. The obligations of Parent to consummate the Transactions are further subject to the satisfaction or waiver at or before Closing of each of the following conditions:

7.2.1       Representations and Warranties of Company. Each of the representations and warranties of Company in this Agreement that are qualified by materiality will be true and correct in all respects, and all other representations and warranties of Company in this Agreement will be true and correct in all material respects, each on the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent will have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer of Company.

7.2.2       Performance of Obligations of Company. Company will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement before the Closing Date, and Parent will have received a certificate to that effect signed on behalf of Company by the Chief Executive Officer of Company.

7.2.3       No Company Material Adverse Effect. From the date of this Agreement until the Closing Date, there will have been no Company Material Adverse Effect, and Parent will have received a certificate to that effect signed on behalf of Company by the Chief Executive Officer of Company.

7.2.4       Legal Action. There will not be pending any action, proceeding, or other application brought by any Governmental Entity (a) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages; or (b) seeking to prohibit or impose any material limitations on Parent’s ownership or operation of all or any portion of Company’s business or to compel Parent to dispose of or hold separate all or any material portion of the assets of Company as a result of the Transactions.

7.2.5       Resignations. Parent will have received the resignations of all of the officers and directors of Company and each of its subsidiaries.

7.2.6       Required Consents and Notices. Parent will have received duly executed copies of all third-party consents, assignments, waivers, authorizations, or other certificates listed in Schedule 4.3. Company will provide Parent with evidence that Company has delivered the notices listed in Schedule 4.3.

7.2.7       Escrow Agreement. The Securityholders’ Representative and the Escrow Agent will have executed and delivered the Escrow Agreement.

7.2.8       Deliveries. Company will have made the deliveries required by Section 4.6.

7.2.9       Certain Employees. As of immediately before Closing, each of Liang Sheng, Zhou Juan, Li Hao, and Tan Yi will have (a) executed an offer and employee agreement in the form provided by Parent, (b) not taken any action or expressed any intent to terminate or modify such acceptance, and (c) successfully passed background checks requested by Parent and have in place all certifications, clearances, and authorizations required to perform the duties of the specified position.

7.2.10     Noncompetition Agreements. Each of Liang Sheng, Liang Jun, and Zhou Juan will have executed a non-competition and non-solicitation agreement with Parent in a form reasonably acceptable to Parent, and will not have taken any action or expressed any intent to terminate or modify such agreement.

7.2.11     Opinions. Parent will have received opinions dated as of the Closing Date of Zhong Lun Law Firm, lead counsel for Company, and Walkers, offshore counsel for Company, in forms reasonably satisfactory to Parent and including an opinion as to Company’s variable interest entity structure.

7.2.12     Holdback Agreement. Wole Media Limited will have executed and delivered the Holdback Agreement in substantially the form attached as Exhibit 7.2.12 (the “Holdback Agreement”).

7.2.13     Release of Security Interests. All security interests, if any, in Company Owned Intellectual Property will have been released.

7.2.14     Incentive Plan and Options. Company will have no options or warrants outstanding and will have terminated the Incentive Plan.

7.2.15     Appraisal Rights. Holders of not more than 5% of the Company Shares (on an as-converted to Common Share basis) that are outstanding on the record date for the determination of those shares entitled to vote for or against the Merger will have demanded and perfected appraisal rights, and not effectively withdrawn or lost such appraisal rights.

7.2.16     Loans. Each of Liang Jun and Liang Sheng will have forgiven all amounts owed by Guangzhou Qianjun Network Technology Co., Ltd. and any other amounts from Company or any other subsidiary.

7.3             Conditions to Obligation of Company. The obligation of Company to consummate the Transactions is subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before Closing of each of the following conditions:

7.3.1       Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality will be true and correct in all respects, and all other represenations and warranties of Parent and Merger Sub in this Agreement will be true and correct in all material respects, each on the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date. Company will have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent and Merger Sub, by an authorized officer of Parent.

7.3.2       Performance of Obligations of Parent. Parent and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement before Closing, and Company will have received a certificate to that effect signed on behalf of Parent and Merger Sub by an authorized officer of Parent.

7.3.3       Escrow Agreement. Parent and the Escrow Agent will have executed and delivered the Escrow Agreement.

7.3.4       Noncompetition Agreement. Parent will have executed and delivered the Company Noncompetition Agreement.

7.3.5       Parent and Merger Sub Approvals. The boards of directors of Parent and Merger Sub will have approved the Transactions.

ARTICLE VIII
INDEMNIFICATION

8.1             Indemnification Relating to Agreement. Subject to the limitations in this Article VIII, the Company Securityholders severally but not jointly (in proportion to their Conversion Payments) will defend, indemnify, and hold Parent and Surviving Company harmless from and reimburse Parent and Surviving Company for all losses, damages, liabilities, claims, judgments, settlements, fines, costs, penalties, and expenses (including reasonable investigation costs and reasonable attorneys’ fees) (“Indemnifiable Amounts”) of every nature whatsoever incurred by Parent or Surviving Company (regardless of whether or not such Indemnifiable Amounts relate to any third party claim) arising out of (i) any breach, or any claim by parties other than Parent or Surviving Company that, if true, would constitute a breach, of any representation or warranty of Company in this Agreement or in any certificate or other document delivered by Company in accordance with this Agreement; (ii) the failure, partial or total, of Company to perform any agreement or covenant required by this Agreement; (iii) all taxes of Company and any of its subsidiaries relating to all taxable periods ended on or before the Closing Date and the portion of taxes of Company attributable to the portion of any Straddle Period beginning as of the first day of such Straddle Period and ending as of the Closing Date (a “Pre-Closing Period”) (calculated in the manner provided in Section 8.7 (Straddle Period)); (iv) the Allocation Determinations, including any claim that any of the foregoing is improper, unfair, invalid, or otherwise in violation of applicable law; (v) any Transaction Expenses not included in the Estimated Expenses; (vi) litigation and arbitration processes relating to the pre-Closing period but filed or commenced before the first anniversary of the Closing Date; (vii) failure to deduct and withhold from any Conversion Payment any amount required to be deducted and withheld with respect to the making of such payment under applicable requirements or any applicable provision of state, local, or foreign tax law; and (viii) Company’s (and its subsidiaries’) lack of any of the following regulatory social insurance items: pension insurance (养老保险), medical insurance (医疗保险), unemployment insurance (失业保险), maternity insurance (生育保险), work-related injury insurance (工伤保险), and housing fund (住房公积金); in the case of (i) and (ii) above, without giving effect to any “materiality” limitations or references to “material adverse effect” solely for the purpose of determining the amount of Indemnifiable Amounts suffered (and not whether a breach, inaccuracy, or failure has occurred); and with regard to (vi) above, Parent agrees to notify the Securityholders’ Representative on a regular basis and use its commercially reasonable efforts to settle threatened or filed lawsuits. Any payment to Parent or Surviving Company in accordance with this Article VIII will be treated for tax purposes as an adjustment to the consideration paid by Parent under this Agreement.

8.2             Third Party Claims. Whenever Parent receives a written notice that a claim or demand has been asserted or threatened by a third party for which Parent or Surviving Company may seek indemnification under this Agreement (other than claims or demands covered by Section 8.3), Parent will notify the Securityholders’ Representative of such claim or demand and of the related facts within Parent’s knowledge within a reasonable time after receiving such written notice. Parent will have the right to conduct and control, through counsel of its own choosing, any third-party claim, action, or suit asserted against Company (“Third Party Claim”) and will keep the Securityholders’ Representative informed of the status of the Third Party Claim. If in the reasonable judgment of Parent and the Securityholders’ Representative that there is a conflict or a reasonably likely potential conflict between the positions of Parent and the Securityholders’ Representative in conducting the defense of a Third Party Claim, the Securityholders’ Representative will be entitled to participate in the defense of such Third Party Claim at its expense.

8.3             Tax Contests. Following the Closing Date, Parent will have the sole right to conduct any tax audit or other tax contest relating to Company; provided, however, that to the extent that there is a claim relating to taxes that is subject to indemnification in accordance with this Article VIII, Parent will (a) give notice to the Securityholders’ Representative of such claims that are likely to result in Indemnifiable Amounts, (b) provide to the Securityholders’ Representative information reasonably requested and permit the Securityholders’ Representative to evaluate and comment on the claim(s), and (c) reasonably and in good faith consider such comments.

8.4             Time Limit.

(a)           Subject to Sections 8.4(b) through (d), (i) the representations, warranties, covenants, and agreements of Company and Parent in this Agreement will survive the Closing Date and (ii) the representations and warranties of Company and Parent in this Agreement will continue until the first anniversary of the Closing Date, at which time all representations and warranties will expire. The right to indemnification or other remedy based on such representations, warranties, covenants, and agreements will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or agreement.

(b)           No time limit will apply for indemnification arising from: (i) fraud, intentional misrepresentation, or intentional omission by Company (any of the foregoing, “Fraud”); and (ii) any breaches of representations and warranties in Sections 3.1.2 (Capital Structure) and 3.1.3 (Authority), provided that the indemnification arising from Fraud shall be indemnified by the breaching Company Securityholder.

(c)           The representations and warranties in Section 3.1.16 (Taxes) and any taxes of Company as described in clause (iii) of Section 8.1 will continue for three years. The representations referred to in Sections 8.4(b) and (c) will be referred to as the “Excluded Representations”.

(d)           Despite the foregoing time limitations, no representation, warranty, covenant, or agreement will expire if Parent has provided to the Securityholders’ Representative written notice of Parent’s claim for indemnification in accordance with the terms of this Agreement and the Escrow Agreement before the expiration of the applicable survival period.

8.5             Limitations.

(a)           Parent or Surviving Company will be entitled to indemnification under clause (i) of Section 8.1 only if the aggregate Indemnifiable Amounts exceed US$400,000 (the “Threshold Amount”); provided that if the aggregate Indemnifiable Amounts exceed the Threshold Amount, Parent and

Surviving Company will be entitled to be indemnified for the aggregate Indemnifiable Amounts, including the Threshold Amount.

(b)           Parent or Surviving Company will be entitled to indemnification under clause (vi) of Section 8.1 only if the aggregate Indemnifiable Amounts thereunder exceed US$3,000,000 (the “Litigation Threshold”) and for only 70% of Indemnifiable Amounts under clause (vi) of Section 8.1 in excess of the Litigation Threshold.

(c)           The aggregated Indemnifiable Amounts for which each Company Securityholder shall be responsible shall not exceed the Merger Consideration such Company Securityholder receives under this Agreement. However, the limitations of this Section 8.5 do not apply to Indemnifiable Amounts arising out of Fraud or out of any breaches of the representations referred to in Section 8.4(b).

8.6             Exclusive Remedy. With the exception of (a) claims based upon Fraud, (b) claims under clause (iii) of Section 8.1, and (c) claims arising out of breaches of the Excluded Representations, resort to indemnification under this Article VIII will be the exclusive right and remedy of Parent and Surviving Company from and after the Closing Date for Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 8.6 or elsewhere in this Agreement will affect Parent’s or Surviving Company’s rights to equitable remedies to the extent available) and Parent and Surviving Company will be entitled to assert a claim against any Company Securityholder (and is not required to assert a claim against all Company Securityholders) with respect to the proportion of such Company Securityholder of any such claims.

8.7             Straddle Period. For purposes of clause (iii) of Section 8.1, in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts, or taxes such as sales, use, transfer, withholding, payroll and other employment taxes of Company deemed to relate to a Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other taxes of Company for a Straddle Period that relate to a Pre-Closing Period will be deemed to be the amount of such tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER

9.1             Termination. This Agreement may be terminated and the Transactions abandoned at any time before the Closing:

(a)           by mutual written consent of Parent and Company;

(b)           by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if (i) there has been a material breach by the non-terminating party (or, if Parent is the terminating party, by a Company Securityholder of its Shareholder Representation Letter) of any representation, warranty, or covenant contained in the Agreement or a Shareholder Representation Letter that results in any of the conditions in Article VII to the terminating party’s obligations to consummate the Transactions not being capable of being met by November 15, 2011, or (ii) if any material representation or warranty of the non-terminating party is or has been untrue or inaccurate such that, in the aggregate, would result, or could reasonably be expected to result, in a Company Material Adverse Effect or a material adverse effect on a party’s ability to consummate the Transactions; provided that if in each case such breach is curable, then this Agreement may not be terminated until the earlier of (x) 30 days after delivery of written notice of such untruth or inaccuracy or breach, or (y) the date on which the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach;

(c)           by either Parent or Company if the Transactions have not been consummated before November 30, 2011; or

(d)           by either Parent or Company if any permanent injunction or other order of a court or other competent authority preventing the Transactions will have become final and not subject to appeal.

9.2             Effect of Termination. In the event of termination of this Agreement by either Company or Parent, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, the Company Securityholders, or Company, or their respective officers or directors, except that (a) the provisions of Sections 6.1 (Confidentiality Agreement), 6.4 (Public Announcements), 9.2 (Effect of Termination), 10.5 (Governing Law), 10.8 (Specific Performance), 10.10 (Submission to Jurisdiction), 10.11 (Waiver of Jury Trial), and 10.12 (Securityholders’ Representative), and the Confidentiality Agreement will survive any termination, and (b) no party will be relieved of any liability arising from the intentional breach by such party of any of its representations, warranties, or covenants included in this Agreement.

ARTICLE X
GENERAL PROVISIONS

10.1           Notices. All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon confirmed delivery by an internationally-recognized overnight courier or when delivered by hand, addressed at the following addresses (or at such address for a party as will be specified by notice given under this Agreement):

(i)	if to Parent or Merger Sub, or to
	Company after Closing:	Renren Inc.
23/F Jing An Center
No.8 North Third Ring Road East
Chao Yang District, Beijing, P. R. China 100028
Attention: Xiangzhi Bao, Director-Legal Affairs

With a copy to (which does not constitute notice):

RenrenCorporateLegalNotices@renren-inc.com

and

K&L Gates LLP
1717 Main Street, Suite 2800
Dallas, TX 75201
Attention: Wilson Chu
Email: Wilson.Chu@klgates.com

(ii)	if to Company (before Closing), to:	Wole Inc.
SOHO New Tower, 12/F, Room 1201
No. 88 Jian Guo Road
Chao Yang District, Beijing, P.R. China
Attention: Zhou Juan, Chief Executive Officer

With a copy to (which does not constitute notice):

Zhong Lun Law Firm
Level 10 & 11
Two IFC, No. 8 Century Avenue
Pu Dong New Area
Shanghai, P.R. China 200120
Attention: Jane Fan
Email: fanxiaojuan@zhonglun.com

(iii)	if to the Shareholders’
	Representative to:	Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Attention: Managing Director
Email: pkoenig@shareholderrep.com

10.2           Interpretation. As used in this Agreement, the term (a) “subsidiary” or “subsidiaries” means with respect to any Person, any entity or entities of which such Person directly or indirectly owns an amount of the voting securities or other voting ownership interests sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, 50% or more of the equity interests), and with respect to Company, any variable interest entity that it controls directly or indirectly; (b) “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, or other entity; (c) “knowledge of’ or other derivations of “know” with respect to a party means the knowledge of the officers of such party and additionally, with respect to Company, the knowledge of Company’s senior management and members of its board of directors, assuming the exercise of reasonable inquiry and investigation by such individuals or by Representatives on their behalf; (d) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; (e) “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the Cayman Islands are permitted or obligated by law to be closed for regular banking business; (f) “tax” and “taxes” mean all federal, state, local, and foreign income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing; and (g) the words “include,” “includes,” and “including” when used in this Agreement will be treated in each case as followed by the words “without limitation.” The respective parties to this Agreement and their attorneys have negotiated this Agreement and any ambiguity or uncertainty in the language of this Agreement will not be presumptively construed for or against either party as drafter. The table of contents and headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. A reference to a section, schedule, or an exhibit means a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly provided. The parties hereto intend that each representation, warranty, and covenant contained in this Agreement will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

10.3           Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by fax or electronic mail. The execution and delivery of a Signature Page — Merger Agreement, in the form annexed to this Agreement, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

10.4           Entire Understanding; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, and the documents referred to in this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement (a) is not intended to confer upon any other Person any rights or remedies under this Agreement (except as otherwise expressly provided in this Agreement); and (b) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

10.5           Governing Law. This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the Cayman Islands, without giving effect to any choice or conflict of law provision or rule (whether of the Cayman Islands or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Cayman Islands.

10.6           Amendment. Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto before the Closing Date, if and only if such amendment or modification is in writing and signed on behalf of each of the parties to this Agreement.

10.7           Successors and Assigns. Subject to Section 10.12(b), this Agreement will not be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations to one or more direct or indirect wholly owned subsidiaries of Parent, provided that Parent shall provide evidence showing its whole ownership of Company, provided further that Parent and Merger Sub shall take any liabilities under this Agreement jointly and severally with their subsidiaries. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.8           Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. The parties agree that, in addition to any other remedies, each will be entitled to an injunction to prevent breaches of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

10.9           Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

10.10        Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in the Cayman Islands. The parties agree to (a) submit to the exclusive jurisdiction of the courts of the Cayman Islands for the purpose of any action arising out of or relating to this Agreement brought by any party to this Agreement, and (b) irrevocably waive, and not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named courts.

10.11        Waiver of Jury Trial. Each of the parties to this Agreement acknowledges and agrees that any controversy arising under this Agreement is likely to involve complicated and difficult issues. As a result each party to this Agreement irrevocably and unconditionally waives any right that such party may have to a trial by jury in respect to litigation arising out of this Agreement or the Transactions. Each party to this Agreement understands and has considered the implications of this waiver and makes this waiver voluntarily.

10.12        Securityholders’ Representative.

(a)           By virtue of the Company Shareholder Approval and the execution and delivery of Letters of Transmittal, and without any further acts of the Company Securityholders, the Company Securityholders have appointed Shareholder Representative Services LLC (previously defined as the Securityholders’ Representative) as agent and attorney-in-fact for each Company Securityholder for all matters relating to this Agreement and to the Escrow Agreement, including to give and receive notices and communications; to bind the Company Securityholders to the terms of the Escrow Agreement; to authorize delivery of cash from the Escrow Fund in satisfaction of claims by Parent; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing.

(b)           The Securityholders’ Representative may be changed by the Company Securityholders from time to time upon not less than 30 days’ prior written notice to Parent. A Securityholders’ Representative may resign at any time upon giving at least 30 days’ written notice to the Company Securityholders, except that no such resignation will become effective until the appointment of a successor Securityholders’ Representative. Upon resignation of a Securityholders’ Representative, the Company Securityholders will agree on a successor Securityholders’ Representative within 30 days after receiving such notice. If the Company Securityholders fail to agree upon a successor Securityholders’ Representative within such time, Company will designate a successor Securityholders’ Representative. Any successor Securityholders’ Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Securityholders’ Representative as if originally named as the Securityholders’ Representative and the resigning Securityholders’ Representative will be discharged from any further duties and liability under this Agreement. No bond will be required of any Securityholders’ Representative, and no Securityholders’ Representative will receive compensation for his or her services. Notices or communications to or from the Securityholders’ Representative will constitute notice to or from each Company Securityholder for all matters relating to this Agreement and to the Escrow Agreement.

(c)           The Securityholders’ Representative will not be liable for any act done or omitted hereunder as the Securityholders’ Representative while acting in good faith. Subject to the limitations of this Agreement, the Escrow Fund will be available to indemnify the Securityholders’ Representative and hold the Securityholders’ Representative harmless against all loss, liability, or expense incurred without bad faith or intentional misconduct on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative’s duties, including the reasonable fees and expenses of any legal counsel retained by the Securityholders’ Representative. Subject to the limitations of this Agreement, the Securityholders’ Representative will be entitled to reimbursement from the Escrow Fund of costs and expenses incurred by or on behalf of the Securityholders’ Representative in the performance of his or her duties, including the reasonable fees and expenses of any legal counsel retained by the Securityholders’ Representative, in accordance with the terms of this Agreement.

(d)           A decision, act, consent, or instruction of the Securityholders’ Representative relating to this Agreement or to the Escrow Agreement will constitute a decision of the Company Securityholders and will be final, binding, and conclusive upon each Company Securityholder. Parent and all other persons entitled to indemnification under this Agreement or any other document or agreement entered into in connection with the Transactions (the “Indemnified Persons”), may rely upon any such decision, act, consent, or instruction of the Securityholders’ Representative as being the decision, act, consent, or instruction of the Company Securityholders. Parent and all other Indemnified Persons are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the Securityholders’ Representative.

[remainder of page intentionally blank]

SIGNATURE PAGE—MERGER AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub, Company, and the Securityholders’ Representative have signed or caused their respective duly authorized officers to execute this Agreement as a deed, all as of the date first written above.

Executed as a deed by
RENREN INC.

/s/ Joseph Chen
By: Joseph Chen
Its: Director and Chief Executive Officer

/s/ Fang Ji
Witness

Executed as a deed by
SHENG JIAN BAO LIMITED

/s/ Joseph Chen
By: Joseph Chen
Its: Director and Chief Executive Officer

/s/ Fang Ji
Witness

Executed as a deed by
WOLE INC.

/s/ Zhou Juan
By: Zhou Juan
Its: Director and Chief Executive Officer

/s/ Sheng Liang
Witness

Executed as a deed by
SECURITYHOLDERS’ REPRESENTATIVE
SHAREHOLDER REPRESENTATIVE SERVICES LLC

/s/ Paul Koenig
By: Paul Koenig, Managing Director
solely in its capacity as Securityholders’ Representative

/s/ Danielle R. Reid
Witness